SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 9, 2005

LITHIUM TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10446	13-3411148
(State or Other Jurisdiction of Incorporation or Organization )	(Commission File Number)	(IRS Employer Identification No.)

5115 Campus Drive, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 940-6090

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

Debenture Purchase Agreement

On June 9, 2005, we entered into a Debenture Purchase Agreement with an investor, pursuant to which we may issue debentures in the principal amount of up to $2,500,000. On June 9, 2005, we issued $1,200,000 of convertible debentures and $150,000 of convertible debentures as compensation for the transaction (together, the “debentures”). We may issue up to an additional $1,300,000 of principal of debentures at one or more additional closings prior to August 9, 2005. The debentures have a two year term and accrue interest at 12% per year payable in arrears in shares of our stock at the conversion price at conversion or maturity.

Commencing on December 9, 2005 until the maturity date, the debentures are convertible at the option of the holder into shares of our common stock at a conversion price equal to $0.05 per share. The debentures are not repayable in cash and will be automatically converted into shares of our common stock at maturity at the conversion price. In no event is the holder entitled to convert the debentures for a number of shares of our common stock in excess of that number of shares of common stock which, upon giving effect to such conversion, would cause the aggregate number of shares of common stock beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding shares of our common stock following such conversion (unless the holder provides us sixty five (65) days prior written notice that this provision shall not apply).

We have agreed to prepare and file a registration statement under the Securities Act of 1933, as amended, that includes the shares of common stock issuable upon conversion of the debentures by July 19, 2005 and to have such registration statement effective by October 17, 2005.

Issuance of the debentures sold was exempt from registration pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act. The debentures were sold to an accredited investor in a private transaction without the use of any form of general solicitation or advertising. The underlying securities are “restricted securities” subject to applicable limitations on resale.

Item 2.03. Creation of a Direct Financial Obligation.

See Item 1.01 above.

Item 3.02. Unregistered Sales of Equity Securities

See Item 1.01 above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 15, 2005

LITHIUM TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ John J. McGovern
Name:	John J. McGovern
Title:	Chief Financial Officer

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